Exhibit 10.1


August 16, 2005




Mark Wolfinger
1817 Brightwaters Blvd NE
St. Petersburg, FL  33704

Dear Mark,

I am delighted to offer you the opportunity to join Denny's, Inc. (hereafter "Denny's" or the "Company") as Senior Vice President and Chief Financial Officer ("CFO") reporting to the President and CEO. This letter outlines the terms of our offer.

START DATE
----------
Your anticipated start date as an employee will be on or before September 26, 2005. To assist with the transition between you and Andrew Green in the role of CFO, however, you hereby agree to provide services to the Company as a consultant two days per week beginning the week of August 22, 2005. During the period you are providing services as a consultant, you will be paid on a per diem rate and will be reimbursed for reasonable and customary expenses. You agree that the employee benefits described herein will not become effective until your first day of employment with the Company on or before September 26, 2005. You also agree to attend the meeting of the Denny's Corporation Board of Directors in Chicago, Illinois on September 7 and 8, 2005, and to participate with Nelson Marchioli at an investor conference in San Francisco on September 19-21, 2005.

BASE SALARY
-----------
Your annual base salary will be $425,000 and will be paid to you biweekly via direct deposit.

SIGN-ON BONUS
-------------
To assist you with your transition to Denny's, and in recognition of certain rights and benefits you may be forfeiting by accepting our offer of employment, you will receive a lump-sum signing bonus of $50,000 to be grossed up to accommodate your tax liability. This will be paid to you shortly after you officially join Denny's. Applicable income and FICA taxes will be withheld. Should you voluntarily leave the Company, or are terminated for Cause (as defined herein), within twelve (12) months following your starting date, you agree to reimburse the Company the full amount of the sign-on bonus.

In recognition of your having previously paid tuition for your three children to attend the school in which they are currently enrolled during the 2005-2006


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Mark Wolfinger
August 16, 2005
Page 2 of 4




school year, Denny's will, upon receipt of itemized billings from Christ Church School for your children's tuition for the 2005-2006 school year, pay those tuition costs directly to Christ Church School on your behalf. In the event we determine or this payment is deemed to be income to you, the Company will provide a gross up to accommodate your tax liability.

ANNUAL INCENTIVE
----------------
You will participate in Denny's 2005 Incentive Program. For 2005, your target incentive will be 65% of your base salary, and we hereby guarantee payment to you of the pro rata portion of such bonus which you are eligible to earn for the remainder of 2005. This payment will be made at the same time other employees of the Company receive annual incentive compensation, which will be as soon as practicable following the completion of the KPMG audit and approval of such payments by the Compensation and Incentives Committee of the Denny's Corporation. Payouts thereafter will be dependent upon the achievement of predetermined goals, which are established annually. The terms of the annual program (including bonus targets and performance goals) are governed by a plan document and are subject to change each year.

STOCK OPTIONS
-------------
Subject to final approval from the Denny's Corporation Board of Directors, you will receive 300,000 stock options. These stock options will be granted on or about September 26, 2005 when your employment with the Company. The stock options will (a) vest at 100,000 per year with an exercise price at the market price on the day of the grant, and (b) have a 10 year exercise period.

Additionally, you will receive an award of 300,000 units of Performance-Based Restricted Stock. Up to one-third of this award can be earned in each of the following years: 2006, 2007, and 2008, based on the total shareholder return performance of the Company versus peer companies over a July-June time frame. The first measurement date for your total shareholder performance will be July 1, 2005 through June 30, 2006. Awards that are not earned in the appropriate period may carry forward to the next year and be earned then if cumulative performance would provide that result. The full award will be considered earned after five years (cliff vesting) based on continued employment. Generally, awards earned will be paid one-half one year after the applicable performance period has ended and one-half two years thereafter. The restricted stock units will be paid half in cash and half in stock.

The Stock Option Program and the Performance-Based Restricted Stock Awards are governed by the Denny's Corporation 2004 Omnibus Incentive Plan document, the Stock Option Award agreement and the 2005 Peer Total Return Program written description (which is presently being developed by Hewitt). In the event there is a discrepancy between these documents and the above description, the terms of these documents, not this description, will control. Each year, the Compensation and Incentives Committee of the Denny's Corporation Board of Directors determines, at its discretion, if the Company will be granting stock options and restricted stock units to eligible employees.


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Mark Wolfinger
August 16, 2005
Page 3 of 4




SEVERANCE
---------
If you are involuntarily terminated for any reason other than for Cause, you will be entitled to one year (52 weeks) of your then existing annual base salary (less required withholding for income and FICA taxes). It is further agreed, however, that should you be involuntarily terminated for any reason other for Cause within one year of a Change of Control, your severance payment will be in an amount equal to 200% of your current annual base salary and 200% of your targeted annual incentive compensation. For purposes of this agreement, "Cause" is defined as your habitual neglect of your material duties; an act or acts by you, or an omission by you, constituting a felony and your having entered a guilty plea or confession to, or having been convicted of such felony; your failure to follow any lawful directive of the CEO or the Board of Directors consistent with your position and duties; or an act or acts of fraud or dishonesty by you which result or are intended to result in financial or economic harm to the Company. "Change of Control" shall occur upon the acquisition by any Person (as the term is used for purposes of Section 13 (d) or 14 (d) of the Securities and Exchange Act) of fifty-one percent (51%) or more of the then outstanding voting securities of Denny's Corporation or should the individuals who, as of the date of this agreement, are members of the Board of Directors of Denny's Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board. Provided, however, that if the election or nomination for election by the Denny's Corporation common stockholders of any new director was approved by a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

RELOCATION
----------
We will assist you with your relocation to the Greenville/Spartanburg area. We provide an extremely comprehensive relocation assistance program, a copy of said plan, the "O" plan, has been provided to you. This plan includes guaranteed buy-out of your current primary residence in Florida. You have 12 months from your date of hire in which to utilize this program. Please contact Judy Painter at 864-597-8266 to begin the relocation process.

Assistance with temporary living expenses will be provided through January 15, 2006 (in addition to benefits provided by the Relocation policy) in the amount of $3,250.00 per month, grossed up to accommodate your tax liability. This amount should offset your costs for temporary housing and weekend airfare to and from St. Petersburg.

VACATION
--------
You will be eligible for three weeks of vacation annually.

CAR ALLOWANCE
-------------
You will receive a monthly car allowance of $1,100.00. Applicable taxes will be withheld. You will, however, be reimbursed for all reasonable and documented business mileage.


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Mark Wolfinger
August 16, 2005
Page 4 of 4




BENEFITS
--------
Full participation in all benefit programs will be available to you as a senior level employee to include matched savings plan with immediate 100% vesting; paid annual physical (up to $1,500); first day coverage in a comprehensive medical/dental/life and disability program and annual reimbursement of up to $2,500 for tax preparation assistance. For 2005, rather than reimbursement for tax preparation, the Company will reimburse you up to $2500 for estate planning/will preparation which is necessitated by the move from Florida to South Carolina.

Mark, we all look forward to having you on the Denny's team. If you are in agreement with these terms, please sign one copy of this letter and return it to me. Should you have any questions about any portion of this offer, please call me directly at 864-597-8242.

Welcome to the Denny's team!

Sincerely,


/s/ Rhonda J. Parish
---------------------
Rhonda J. Parish






ACKNOWLEDGED:


/s/ F. Mark Wolfinger              August 16, 2005
---------------------
Mark Wolfinger